Exhibit (d)(7)

August 1, 2005

Sprint Corporation

6200 Sprint Parkway

Overland Park, KS 66251

Attention: General Counsel

Re:	Shareholders Agreement

Ladies and Gentlemen:

Reference is made to the Shareholders Agreement, dated as of July 10, 2005 (the “Shareholders Agreement”), among Sprint Corporation, a Kansas corporation, and William L. Henning, William L. Henning, Jr., John A. Henning, Sr., Thomas G. Henning, Lena B. Henning, John A. Henning Exempt Class Trust No. 1, William L. Henning, Jr. Exempt Class Trust No. 1, Thomas G. Henning Exempt Class Trust No. 1, Cameron Communications, L.L.C. and The 1818 Fund III, L.P., as shareholders of US Unwired Inc., a Louisiana corporation. Capitalized terms used but not defined in this letter agreement have the meanings assigned to them in the Shareholders Agreement.

Section 7(b) of the Shareholders Agreement provides that each Shareholder represents and warrants that the Existing Shares (as set forth on the signature pages to the Shareholders Agreement) constitute all of the shares of Common Stock owned by such Shareholder. William L. Henning, Jr. (“WLH Jr.”) and Thomas G. Henning (“TGH”) inadvertently failed to include certain of their shares of Common Stock on the signature pages to the Shareholders Agreement. Sprint hereby waives any breach of the representations or warranties under Section 7(b) by WLH Jr. or TGH as a result of such inadvertent failure.

WLH Jr. beneficially owns an additional 558,862 shares of Common Stock (the “Additional WLH Jr. Shares”), for an aggregate of 8,797,475 shares of Common Stock (the “WLH Jr. Shares”). TGH beneficially owns an additional 25,000 shares of Common Stock (the “TGH Additional Shares”), for an aggregate of 7,326,460 shares of Common Stock (the “TGH Shares”).

WLH Jr. and TGH each hereby agrees that the WLH Jr. Shares (including the Additional WLH Jr. Shares) and the TGH Shares (including the TGH Additional Shares), respectively, are subject to the terms and conditions of the Shareholders Agreement as Existing Shares under the Shareholders Agreement.

Very truly yours,

/s/ William L. Henning, Jr.

William L. Henning, Jr.

/s/ Thomas G. Henning

Thomas G. Henning

Acknowledged and Agreed by:

SPRINT CORPORATION

BY	/s/ Les H. Meredith
Name: Les H. Meredith
Title: Vice President

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